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                                                                      Exhibit j

                                                              Deloitte & Touche

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 29 to Registration Statement No. 33-5819 of CitiFunds Tax Free Income Trust of our reports each dated February 1, 2001 appearing in the annual reports to shareholders of Citi California Tax Free Income Fund, Citi National Tax Free Income Fund, and Citi New York Tax Free Income Fund (each a separate series of CitiFunds Tax Free Income Trust) for the year ended December 31, 2000, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP

April 3, 2001